Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“SPA”) between Ozop Surgical Corp. a Nevada corporation having its principle place of business at 31 Sandfort Ln., Warwick, New York, 10990 (“OZOP” or the “Buyer”), Power Conversion Technology Inc. a Pennsylvania Corporation, whose principal place of business is located at 789 East Butler Road, East Butler, Pennsylvania 16029 (“PCTI”) and Catherine Chis, President of PCTI (“CC”), in her capacity as President and sole shareholder of PCTI and residing in Pennsylvania, (OZOP, PCTI and CC referred to herein as Parties or Party), whereby OZOP shall purchase all of the outstanding shares in PCTI (“Transaction”) under the following terms and conditions:

WHEREAS, the Parties previously entered into a Binding LOI dated February 28, 2020, for the purchase by OZOP of 1,000 (One Thousand) shares of common stock, no par value, representing all of the outstanding shares of PCTI, which shares are held by CC (“PCTI Shares”), in exchange for shares of OZOP;

WHEREAS pursuant to the terms of the Binding LOI, OZOP has made the Payment of an aggregate of US$400,000 (as defined in the Binding LOI) to PCTI, the receipt of which is hereby acknowledged by PCTI;

WHEREAS, OZOP wishes to purchase and acquire all of the issued and outstanding shares of capital stock of PCTI from CC, and whereas CC wishes to sell same to OZOP, all for the consideration and upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, the Parties hereto, in consideration of the mutual promises and other consideration set forth below, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, do represent, warrant, covenant and agree as follows:

1.	DEFINITIONS

1.01. “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

1.02. “Buyer Indemnified Parties” shall have the meaning set forth in Section 7.02(i).

1.03. “Claim” shall mean any and all administrative, regulatory or judicial actions, suits, arbitrations, orders, claims, Liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil.

1.04. “Closing” and “Closing Date” shall have the respective meanings assigned to them in Section 4.01 hereof.

1.05. “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States and Canada, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, the Securities and Exchange Commission, and the various federal, state and foreign securities regulators and taxation authorities.

1.06. “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of the Business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

1.07. “Indemnified Party” shall have the meaning set forth in Section 7.02(iii).

1.08. “Knowledge” means the actual knowledge of a Person with respect to any fact, event or condition, as well as the knowledge that such party reasonably would be expected to have acquired in the ordinary course of business and the prudent management of its own affairs. Such definition shall include any form of such term, such as knows, known, etc., whether or not capitalized, as used in this Agreement with respect to a party’s awareness of the presence or absence of a fact, event or condition.

1.09. “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in the United States, any country, foreign country or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

1.10. “Liability” or “Liabilities” means all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent (or based upon any contingency), fixed or otherwise, or whether due or to become due).

1.11. “License” means any license, permit, certificate of authority, authorization, approvals, registration, franchise and similar consent granted or issued by any Governmental or Regulatory Authority.

1.12. “Liens” means claims, pledges, security interests, mortgages, conditional sales agreement, liens, charges, restrictions, consignments or conditional sales agreements, or other encumbrances of whatever nature, whether created by statute, Contract, process of law or otherwise, and whether or not recorded or otherwise perfected.

1.13. “Loss” means any and all damages, fines, fees, penalties, deficiencies, diminution in value of investment, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation, all fees and expenses, including, without limitation, fees and expenses of attorneys, when and as incurred in connection with (i) the investigation or defense of any Third Party Claims, or (ii) asserting or disputing any rights under this Agreement against any Party hereto or otherwise).

1.14. “Material Adverse Effect” means any change or effect of any event or circumstance which, individually or when taken together with all other changes, effects, events or circumstances, is or could reasonably be expected to be, materially adverse to the assets, financial condition, business or results of operation of a Person; excluding, however, any adverse effect due to changes, after the date of this Agreement, in conditions affecting the economy generally or the general market addressed by such Person’s products and/or services.

1.15. “Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, proprietorship, other business organization, estate, trust, union, association or Governmental or Regulatory Authority.

1.16. “Purchase Shares” shall have the meaning set forth in Section 3.01.

1.17. “Seller Indemnified Parties” shall have the meaning set forth in Section 7.02(ii).

1.18. “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts and other governmental charges of any nature (together with any interest, penalties and additions to tax) including, without limitation, taxes or other charges on, or with respect to, income, gross receipts, property, sales, use, capital or net worth.

1.19. “Tax Return” means any return, report or statement (including any information return) required to be filed for purposes of a particular Tax.

1.20. “Third Party” shall mean any Person who is not a party to this Agreement, nor is an Affiliate of any Party to this Agreement.

1.21. “Third Party Claim” shall mean a Claim asserted by a Third Party.

2.	PURCHASE OF PCTI SHARES

2.01 Purchase of PCTI Shares. At the Closing, CC will sell, convey, transfer and deliver to Buyer, and Buyer will purchase from CC, for the consideration hereinafter set forth, the PCTI Shares, all of which are held by CC. CC shall deliver to OZOP the certificates representing the PCTI Shares. All PCTI Shares shall be transferred or otherwise conveyed by CC to Buyer free and clear of all Liabilities, obligations, Liens and Claims (including Third Party Claims).

3.	PURCHASE SHARES

3.01. Amount of Purchase Shares. In consideration for the PCTI Shares, Buyer shall issue the following (the “Purchase Shares”) to CC on the Closing Date:

i.	CC shall receive:

a.	A share certificate representing 47,500 (forty-seven thousand five hundred) shares of Series C Preferred Stock (bearing the preferences as set forth in Exhibit A attached hereto); and

b.	A share certificate representing 18,667 (eighteen thousand six hundred and sixty seven) shares of Series D Preferred Stock (bearing the preferences as set forth in Exhibit B attached hereto); and

c.	A share certificate representing 500 (five hundred) shares of Series E Preferred Stock (bearing the preferences as set forth in Exhibit C attached hereto.

3.02. Employees. The Closing shall not impact the employment of any employee of PCTI and the employees of PCTI shall remain employed with PCTI following the Closing Date, upon such terms and conditions as are in effect immediately prior to the Closing Date. Nothing in this Section 3.02 shall be deemed to be a contract for the benefit of any employee.

3.03. Directors. Each of OZOP and PCTI shall retain its respective Director(s), and no other director(s) shall be appointed within the context of the Closing.

4.	CLOSING

4.01. Closing. The closing of the purchase and sale of the PCTI Shares (the “Closing”) shall occur on or before July 10, 2020 (the “Closing Date”).

4.02. Deliveries of CC. Pursuant to Section 2.01 hereinabove, CC shall deliver or cause to be delivered to the Buyer at the Closing:

i. A copy of resolutions, duly adopted by the Board of Directors and the stockholders of PCTI, authorizing the transactions contemplated hereby;

ii. Such certificates issued by the appropriate Governmental or Regulatory Authority as required to evidence the legal existence and good standing of PCTI;

iii. Any other approvals or consents required with respect to the transfer of the PCTI Shares to Buyer.

iv. Such other closing documents as Buyer may reasonably require.

4.03. Deliveries of Buyer. Buyer shall deliver or cause to be delivered to CC at the Closing:

i. Certificates representing the Purchase Shares to be issued pursuant to Section 3.01 hereinabove;

ii. A copy of the resolutions of Buyer’s Board of Directors approving the transactions contemplated hereby;

iii. A stamped copy of Exhibits A, B and C filed with the Secretary of State;

iv. Such other closing documents as CC and/or PCTI may reasonably require.

4.04. Conditions to the Buyer’s Obligations. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing will be subject to the satisfaction (or waiver by the Buyer, in whole or in part, in writing) of the following conditions as of the time of the Closing:

i. Each representation and warranty set forth in Section 5 will be true and correct in all material respects at and as of the time of the Closing as though then made, except for changes expressly required by this Agreement and except for any representation or warranty that expressly relates to a specific prior date;

ii. Each of PCTI and CC will have performed and complied in all material respects with all of the covenants and agreements (considered collectively), and each of the covenants and agreements (considered individually), required to be performed by each under this Agreement or any other agreements, documents and instruments to be entered into by each of PCTI and CC in connection with the transactions contemplated hereby at Closing;

iii. There shall be no proceeding commenced or threatened against PCTI and/or CC, involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement;

iv. CC shall have delivered the PCTI Shares to the Buyer, free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims, whether private, governmental or otherwise) and encumbrances;

v. There shall have been no material adverse change in the condition (financial or otherwise), results of operations, properties, assets, or Liabilities of PCTI;

vi. PCTI and CC, as applicable shall have obtained any and all other requisite approvals for the consummation of the transaction set forth herein;

vii. CC shall have delivered to the Buyer the items set forth in Section 4.02; and

4.05. Conditions to each of PCTI’s and CC’s Obligations. The obligation of each of PCTI and CC to consummate the transactions to be performed by each of PCTI and CC respectively, in connection with the Closing is subject to the satisfaction (or waiver in writing) of the following conditions as of the Closing Date:

i. Each of the representations and warranties set forth in Section 6 is true and correct in all material respects at and as of the time of the Closing, except for changes expressly required by this Agreement and except for any representation or warranty that expressly relates to a specific prior date;

ii. The Buyer has performed and complied in all material respects with all of the covenants and agreements required to be performed by the Buyer under this Agreement at or prior to the Closing;

iii. There is no proceeding commenced or threatened against the Buyer involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement;

iv. Buyer has obtained any and all other requisite approvals for the consummation of the transaction set forth herein; Buyer shall have filed all requisite share designation filings and amendment where applicable, with the Secretary of State to allow it to effect the issuance of the Purchase Shares bearing the preferences pursuant to this Agreement; and

v. The Buyer shall have delivered to CC the items set forth in Section 4.03; and

vi. Following Closing and within the prescribed deadline, the Buyer undertakes to make all necessary filings with the SEC and to complete pro forma consolidated financial statements in accordance with the Exchange Act, and the rules and regulations promulgated thereunder, and the report of independent auditors with respect to such financial statements shall be completed and submitted.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF PCTI AND CC

PCTI and CC hereby represent and warrant to the Buyer as follows:

5.01. PCTI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. PCTI has the power and the authority and all Licenses and permits required by Governmental or Regulatory Authorities to own and operate its assets and carry on the Business as now being conducted.

5.02. The PCTI Shares are held and owned by CC as the beneficial and recorded owner with good and marketable title thereto, and all of the PCTI Shares are free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever. Each of PCTI and CC has the requisite power and authority to execute and perform this Agreement and all other agreements, documents and instruments to be entered into in connection with the transactions contemplated hereby.

5.03. CC constitutes all of the stockholders of PCTI. The execution, delivery and performance of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby have been duly authorized by the board of directors of PCTI, and do not violate or conflict with any provisions of the organizational documents of PCTI or any agreement, instrument, Law, order or regulation to which PCTI is a party or by which it is bound. All corporate action required to be taken by PCTI to authorize the execution, delivery and performance of this Agreement and all other agreements to be entered into by PCTI in connection with the transactions contemplated hereby has been taken, and such execution, delivery and performance do not violate or conflict with any provisions of the organizational documents of PCTI or any agreement, instrument, Law, order or regulation to which PCTI is a party or by which PCTI is bound. No consent, approval or authorization of, or filing with or notification to, any lender, security holder, Governmental or Regulatory Authority or other person or entity is required by PCTI or in connection with the execution, delivery and performance by PCTI of this Agreement and the consummation of the transactions contemplated hereby.

5.04. This Agreement has been, and upon execution and delivery thereof, each of the other agreements to be entered into in connection with the transactions contemplated hereby to which PCTI is a party will be, duly and validly executed and delivered by PCTI and CC as applicable, and the valid and binding obligations of PCTI and/or CC, enforceable against PCTI and/or CC in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

5.05. Neither PCTI nor CC has any Knowledge of any action, suit, litigation or proceeding pending or threatened against PCTI or otherwise, nor do PCTI or CC know of any basis for any such action, or of any governmental investigation relating to the business of PCTI.

5.06. PCTI and CC do not have Knowledge of any order, writ, injunction or decree that has been issued by, or requested of, any court or Governmental or Regulatory Authority which is against, or binding on PCTI or CC.

5.07. Each of PCTI and CC has obtained all required approvals or authorizations of this Agreement and any other agreements to be entered into in connection with the transactions contemplated hereby which are required by applicable Laws or otherwise in order to make this Agreement or any other agreements entered into in connection with the transactions contemplated hereby binding upon each of PCTI and CC, as applicable.

5.08. PCTI has timely filed all federal, foreign, state, county and local franchise, income, excise, property, business, sales, commercial rent and employment and other Tax Returns which are required to be filed through the Closing Date.

5.09 PCTI, in all material respects, complied and is in compliance with all applicable Laws, orders and regulations of any Governmental or Regulatory Authority applicable to it and its operation of the business, assets or property or its operations including, without limitation, applicable Laws relating to zoning, building codes, antitrust, occupational safety and health, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs.

5.10. The representations and warranties of PCTI and CC contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

5.11. With respect to the Payment Shares being issued to CC, said shares are being acquired for investment purposes only and not with a view towards resale or distribution. CC has had an opportunity to ask questions of Buyer and has done so. The Payment Shares are restricted securities that have not been registered for re-sale pursuant to the Securities Act. CC understands that the Payment Shares may not be sold, transferred, assigned or hypothecated or otherwise distributed, absent the effectiveness of a registration statement covering the sale of such Payment Shares or an exemption from the registration requirements the Securities Act.

5.12 CC has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any other agreements to be entered into in connection with the transactions contemplated hereby.

5.14. CC is the sole beneficial holder of the PCTI Shares, and the PCTI Shares constitute all of the issued and outstanding shares of capital stock of PCTI. There is no restriction affecting the ability of CC transfer its title and ownership of PCTI Shares to the Buyer, and upon delivery of the certificates of the PCTI Shares to the Buyer pursuant to the terms of this Agreement and payment of the Purchase Shares at the Closing, Buyer will acquire record and legal title to such PCTI Shares, free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims) and encumbrances.

5.15. The officers and directors of PCTI are as follows:

Catherine Chis	CEO, President, Sole Director

6.	REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed by Buyer on Buyer’s reports, statements, schedules, prospectuses, and other documents filed with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (collectively, as amended and/or supplemented to date, the “Securities Filings”), Buyer represents and warrants to each of CC as follows:

6.01. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

6.02. Buyer is duly qualified to conduct business under the laws each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

6.03. Subject to Section 4.05(iv) herein, Buyer has all other requisite corporate power and authority to execute and deliver this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and the performance by Buyer of its obligations hereunder and thereunder, shall be duly and validly authorized by all necessary corporate action on the part of Buyer, including any vote of stockholders. This Agreement has been, and upon execution and delivery thereof, each of the other agreements to be entered into in connection with the transactions contemplated hereby to which Buyer is a party will be, duly and validly executed and delivered by Buyer and the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

6.04. Except as otherwise stated in this Agreement including but not limited to Sections 4.05 (iv) and (vi), there is no additional requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental entity as a condition to the lawful consummation by Buyer of the transactions contemplated pursuant to this Agreement. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice, the lapse of time or both), (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer, or (ii) violate any applicable Law, rule, regulation, order, writ, judgment, ordinance, injunction or decree of any governmental entity to which Buyer is a party or is bound.

6.05 The officers and Directors of OZOP are as follows:

Brian Conway	CEO, President, Secretary and sole Director

6.07 The Payment Shares to be issued to CC in accordance with Section 3.01 will at the time of issuance be, duly authorized, validly issued and fully paid and non-assessable in all respects, free from any pre-emptive or other rights, and the issuance thereof will, at the time of issuance, not violate any agreement or trigger the anti dilution, right of first refusal, co-sale or similar provisions of any agreement to which the Buyer is bound. Upon issuance in accordance with the terms of this Agreement, such shares will be duly authorized, validly issued, fully paid and non-assessable in all respects, free from any pre-emptive or other rights (other than as entered into after the Closing Date), and the issuance thereof will not violate any agreement or trigger the anti-dilution, right of first refusal, co-sale or similar provisions of any agreement to which Buyer is bound.

6.08. All Securities Filings required to be filed by Buyer with the SEC pursuant to the Exchange Act, along with all exhibits to such annual, quarterly and other reports as available on the SEC’s EDGAR database website, are true, correct and complete in all material respects as of the date of filing thereof, and said reports do not, as of the date of filing thereof, fail disclose or omit any material fact, agreement or matter relating to the Buyer.

6.09 To the Buyer’s Knowledge there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Buyer’s Knowledge, currently threatened against Buyer or, to the best of Buyer’s Knowledge, threatened against any officer or director of Buyer, that questions the validity of this Agreement or the right of Buyer to enter into it, or to consummate the transactions contemplated hereby, or could have or reasonably be expected to have, either individually or in the aggregate, a material adverse effect upon the Business. Neither Buyer nor, to the best of Buyer’s Knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any suit, action order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect Buyer). There is no action, suit, proceeding or investigation by Buyer pending or which Buyer intends to initiate.

6.10. Except as expressly set forth in this Section 6, Buyer makes no other representation or warranty with respect to the transactions contemplated by this Agreement or other agreements to be entered into in connection with the transactions contemplated herein.

7.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.01 Survival of Representations and Warranties. All of Buyer’s representations and warranties in this Agreement or in any other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and all of the representations and warranties of each of PCTI and CC in this Agreement, in any other agreements to be entered into in connection with the transactions contemplated hereby, or in any instrument delivered pursuant hereto or thereto, shall survive the Closing Date and continue until the date which is 12 (twelve) months after the Closing Date; provided, however, that (i) any claim based on fraud shall survive indefinitely, (ii) any claim for violation of the representations and warranties with respect to Taxes, employee matters shall survive until the expiration of the applicable statute of limitations applicable to any claim or right of action related thereto, (iii) the covenants and agreements contained in this Agreement and the other agreements to be entered into in connection with the transactions contemplated hereby and to be performed at the Closing Date will survive until fully performed in accordance with their terms, and (iv) any claim for indemnity asserted pursuant to Section 7.02 shall, if made within the applicable time period set forth above with respect to an accrued Liability, survive indefinitely. However, no claim for indemnity may be asserted under Section 7.02 unless notice of such claim is given to PCTI or Buyer, as the case may be, prior to the appropriate period(s) specified in the preceding sentence.

7.02 Indemnification.

i. Each of PCTI and CC agrees, from and after the Closing Date, for the appropriate period(s) specified in Section 7.01, above, to indemnify and hold Buyer and its officers, directors, agents or Affiliates and their respective successors and assigns (the “Buyer Indemnified Parties”), harmless from and against any Loss incurred by any Buyer Indemnified Party, directly or indirectly, resulting from (i) noncompliance with any applicable bulk sales or transfer Law, (ii) any Liability or Contract of, or Claim against PCTI, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured (including but not limited to Liabilities for Taxes), (iii) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, PCTI prior to the Closing Date, (iv) or the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, conditions, covenants or agreements of PCTI contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby.

ii. Buyer agrees from and after the Closing Date, for the appropriate period(s) specified in Section 7.01, above, to indemnify and hold PCTI and CC and their respective Affiliates, successors and assigns (the “Seller Indemnified Parties”) harmless from and against any Loss incurred by any Seller Indemnified Party directly or indirectly resulting from (i) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, Buyer after the Closing Date, (ii) any Liability or Contract of, or Claim against Buyer, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured (including but not limited to Liabilities for Taxes), (iii) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, Buyer prior to the Closing Date; or (iv) or any Claim arising out of Buyer’s breach, failure to fully repay and satisfy, default in or failure to comply with the terms of, the Assumed Liabilities or any breach of any warranties, representations, conditions, covenants or agreements of Buyer contained in this Agreement to which the Buyer is a party, or in any other agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the Closing of the transactions contemplated hereby.

iii. If any Third Party shall notify any party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially damaged. In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice (at its cost) reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel (at its cost), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party fails to assume the defense of the matter as provided herein within thirty (30) days after the Indemnified Party has given notice thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

iv. After the Closing Date, the right of indemnification under this Section 7 shall be the sole and exclusive remedy available to any Party for any claim or cause of action arising under this Agreement or other agreements to be entered into in connection with the transactions contemplated hereby in connection with any breach of any representation, warranty, covenant or provision of this Agreement this Agreement, other agreements to be entered into in connection with the transactions contemplated hereby or otherwise; provided, however, that this exclusive remedy does not preclude a Party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Each Party expressly waives any rights it may have to make a claim against the other pursuant to any constitutional, statutory, or common law authorities. The provisions of this 7.02(iv) shall not apply to claims arising out of or relating to the fraud, gross negligence or willful misconduct of the Parties.

8. CERTAIN OTHER COVENANTS AND AGREEMENTS

8.01. Further Assurances. Upon the request of either Party hereto, the other Party will execute and deliver to the requesting Party, or such Party’s nominee, all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things as may reasonably be required to carry out the obligations of such Party hereunder and to more effectively consummate the transactions contemplated hereby, including, without limitation, submitting information required by a Governmental or Regulatory Authority, obtaining all consents and approvals from Third Parties, under leases, agreements and other Contracts.

8.02 SEC Reports. Buyer shall file with the SEC all reports that are required to be filed pursuant to the Exchange Act with respect to this Agreement and the transactions contemplated hereby.

9. MISCELLANEOUS

9.01. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada shall be enforceable exclusively in the courts thereof.

9.02. Modification. This Agreement may be modified or amended, and the requirements of any provision hereof may be waived, with the mutual consent of the Parties by written instrument signed by them or their respective successors or assigns in any manner deemed necessary or appropriate by them.

9.03. Binding Nature. This Agreement shall be binding unto the Parties herein their heirs and permitted assigns.

9.04. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.05. Notices. Any notice or other communication hereunder may be sent by any means (including facsimile or email or other electronic means, provided that receipt thereof is acknowledged and confirmed by the recipient) and shall be effective upon receipt; except that, if sent via domestic certified mail or via international overnight courier such as Federal Express, said notice shall be conclusively deemed to have been received by a Party hereto and be effective on the earlier of (a) the actual date of receipt, or, if earlier, (b) the third business day following the date given to the post office or courier for delivery. In addition to such notices and communications as shall be addressed to such Party at the address set forth at the outset of this Agreement (or such other address as such Party shall specify to the other Party in writing).

9.06. Entire Agreement. This Agreement, together with its schedules, exhibits and the other agreements to be entered into in connection with the transactions contemplated hereby, constitutes the entire understanding among the Parties and supersedes all other understandings and agreements, oral or written, with respect to the subject matter hereof.

9.07. Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.08. Equitable Remedies. In the event that any Party to this Agreement shall default in the performance of any obligation, covenant or agreement hereunder, the other Parties to this Agreement shall, in addition to all other remedies which may be available to it, be entitled to injunctive and equitable relief, including without limitation specific performance, and shall be entitled to recover from the defaulting Party or Parties its costs and expenses (including reasonable attorneys’ fees) incurred by it in securing such injunctive or equitable relief.

9.09. Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement should remain in full force and effect and be interpreted as if such invalid or unenforceable provision had not been a part hereof; provided, however, if any particular portion of this Agreement shall be adjudicated invalid or unenforceable by reason of the Agreement shall be deemed amended to diminish such time and/or reduce such scope to the longest enforceable time and the broadest enforceable scope of applicability.

9.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties herein and their successors and permitted assigns.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS THEREOF, the Parties agree on the content of this SPA and, as evidence thereof, have signed this SPA on this 26th day of June 2020.

PCTI		OZOP

By:	/s/:	By:	/s/:

	Catherine Chis		Brian Conway

CATHERINE CHIS

/s/:

EXHIBIT A

AMENDMENT TO CERTIFICATE OF DESIGNATION

OF

OZOP SURGICAL CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES C PREFERRED STOCK

I. DESIGNATION; RANK.

There shall be a series of preferred stock designated as “Series C Preferred Stock”, and the number of shares constituting such series shall be 50,000 par value $0.001. Such series is referred to herein as the “Series C Preferred Stock”.

The Series C Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

II. DIVIDENDS.

The holders of shares of Series C Preferred Stock have no dividend rights.

III. LIQUIDATION PREFERENCE.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock, and any other Series of Preferred Stock bearing liquidation rights.

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

IV. VOTING.

The holders of Series C Preferred Stock shall have the rights as described in this Section 4 or as required by law. For so long as any shares of the Series C Preferred Stock remain issued and outstanding, the Holder thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to sixty-seven (67%) percent of the total vote. By way of illustration, if there are 10,000 shares of the Corporation’s common stock issued and outstanding at the time of a shareholder vote, the holders of the Series C Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 20,300 shares, out of a total number of 30,300 shares voting. For the sake of clarity and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes (i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total common shares outstanding, (b) the voting rights applicable to any outstanding shares of preferred stock, other than the Series C Preferred Stock, if any, and (c) the voting rights attributable to the Series C Preferred Stock, as described herein, whether such Series C Preferred Stock shares are voted or not.

V. NO PREEMPTIVE RIGHTS. No holder of the Series C Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

VI. ADDITIONAL RIGHTS OF PREFERRED STOCK.

So long as any Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous approval of all of the holders of the Series C Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series C Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to adversely affect the Series C Preferred Stock; (c) create or designate any series or class of shares; (d) issue any shares of series of preferred stock series C or D; (e) increase the authorized number of shares of any Series of Preferred Stock; (f) amend, repeal or modify the bylaws; (g) elect members to the Board of Directors or change the composition of the Board of Directors; (h) incur debt not in the ordinary course of business; (i) effect or undergo any change of control of the Corporation; and (j) sell or otherwise dispose of any of the assets of the Corporation not in the ordinary course of business.

VII. LOST OR STOLEN CERTIFICATES.

Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series C Preferred Stock into Common Stock.

VIII. FAILURE OR INDULGENCE NOT WAIVER.

No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

EXHIBIT B

CERTIFICATE OF DESIGNATION

OF

OZOP SURGICAL CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES D PREFERRED STOCK

I. DESIGNATION AND AMOUNT

There shall be a series of preferred stock designated as “Series D Convertible Preferred Stock”, and the number of shares constituting such series shall be 20,000 par value $0.001. Such series is referred to herein as the “Series D Convertible Preferred Stock”.

II. DIVIDENDS

The holders of the Series D Convertible Preferred Stock shall not be entitled to receive dividends.

III. CONVERSION

(a) Conversion. The holders as a group may, at any time convert all of the shares of Series D Convertible Preferred Stock into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion, by 3.00 (the “Conversion Price”).

(b) Mechanics of Conversion. To convert the Series D Convertible Preferred Stock, a holder shall: (i) email, fax (or otherwise deliver by other means resulting in notice) a copy of a fully executed notice of conversion in the form provided by the Company and (ii) within three (3) business days surrender or cause to be surrendered to the Company the certificates representing the Series D Convertible Preferred Stock being converted (the “Preferred Stock Certificates”) accompanied by duly executed stock powers and the original executed version of a notice of conversion. The date of the Company’s receipt of the notice of conversion shall be the “Conversion Date”.

(c) Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of common stock as are not disputed in accordance with the other provisions of this Article III. If such dispute involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to an independent accounting firm, acceptable to holder, via facsimile within two (2) business days of receipt of the notice of conversion. The accounting firm shall audit the calculations and notify the Company and the holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accounting firm’s calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of common stock in accordance with this Article III.

(d) Timing of Conversion. No later than the third business day following the Conversion Date (the “Delivery Period”), provided that the Company has received prior to such date the Preferred Stock Certificates, the Company shall deliver to the holder (or at its direction) (x) that number of shares of common stock issuable upon conversion of the number of Series D Convertible Preferred Stock being converted and (y) a certificate representing the number of Series D Convertible Preferred Stock not being converted, if any. The person or persons entitled to receive shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date and such shares shall be issued at such time, unless the notice of conversion is revoked as provided in Section III(e). The Delivery Period shall be extended until the business day following the date of delivery to the Company of the Preferred Stock Certificates to be converted.

(e) Revocation of notice of conversion. In addition to any other remedies which may be available to the holder, in the event the Company fails for any reason to effect delivery to the holder of certificates representing the shares of common stock receivable upon conversion of the Series D Convertible Preferred Stock by the business day following the expiration of the Delivery Period, the holder may revoke the notice of conversion by delivering a notice to such effect to the Company. Upon receipt by the Company of such a revocation notice, the Company shall immediately return the subject Preferred Stock Certificates and other conversion documents, if any, delivered by holder, to the holder, and the Company and the holder shall each be restored to their respective positions held immediately prior to delivery of the notice of conversion.

(f) Stamp, Documentary and Other Similar Taxes. The Company shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of common stock pursuant to conversion of the Series D Convertible Preferred Stock; provided that the Company will not be obligated to pay stamp, transfer or other taxes resulting from the issuance of common stock to any person other than the registered holder of the Series D Convertible Preferred Stock.

(g) No Fractional Shares. No fractional shares of common stock are to be issued upon the conversion of Series D Convertible Preferred Stock, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Closing Bid Price on the Conversion Date of a share of common stock; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of common stock shall be rounded up to the next whole number.

(h) Electronic Transmission. In lieu of delivering physical certificates representing the common stock issuable upon conversion, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (the “FAST Program”), upon request of a holder who shall have previously instructed such holder’s prime broker to confirm such request to the Company’s transfer agent and upon the holder’s compliance with Section III(b), the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the common stock issuable upon conversion to the holder by crediting the account of holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. Subject to the foregoing, the Company will use its commercially reasonable efforts to maintain the eligibility of its common stock for the FAST Program.

IV. RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK

Subject to the provisions of this Article IV, the Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the Series D Convertible Preferred Stock a sufficient number of shares of common stock to provide for the conversion of all outstanding Series D Convertible Preferred Stock upon issuance of shares of common stock (the “Reserved Amount”). If the Reserved Amount for any ten (10) consecutive trading days (the last of such ten (10) trading days being the “Authorization Trigger Date”) is less than one hundred percent (100%) of the number of shares of common stock issuable on such trading days upon conversion of the outstanding Series D Convertible Preferred Stock (without giving effect to any limitation on conversion or exercise thereof) then the Company shall take all necessary action (including stockholder approval to authorize the issuance of additional shares of common stock) to increase the Reserved Amount to a sufficient number of shares of common stock to provide for the conversion of all outstanding Series D Convertible Preferred Stock (without giving effect to any limitation on conversion or exercise thereof).

V. FAILURE TO CONVERT

If, at any time, (x) the Conversion Date has occurred and the Company fails for any reason to deliver, on or prior to the second business day following the expiration of the Delivery Period for such conversion (said period of time being the “Extended Delivery Period”), such number of shares of common stock to which such holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any holder at any time of its intention not to issue shares of common stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder’s allocated portion of the Reserved Amount) (each of (x) and (y) being a “Conversion Default”), then the Company shall pay to the affected holder, in the case of a Conversion Default described in clause(x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, an amount equal to 1% of the Face Amount of the Series D Convertible Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Series D Convertible Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day thereafter until the Cure Date. “Cure Date” means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of the Series D Convertible Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Company undertakes in writing to issue common stock in satisfaction of all conversions of Series D Convertible Preferred Stock in accordance with the terms of this Certificate of Designation (provided that the Company thereafter so performs such obligations). The Company shall promptly provide each holder with notice of the occurrence of a Conversion Default with respect to any of the other holders.

VI. REDEMPTION. The Series D Convertible Preferred Stock may not be redeemed.

VII. RANK

All shares of the Series D Convertible Preferred Stock shall rank (i) prior to the common stock; (ii) prior to any class or series of capital stock of the Company now outstanding or hereafter created (unless, with the consent of a majority of the holders obtained in accordance with Article IX hereof, such hereafter created class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series D Convertible Preferred Stock) (collectively, with the common stock, “Junior Securities”); and (iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of a majority of the holders obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series D Convertible Preferred Stock (the “pari passu Securities”).

VIII. VOTING RIGHTS. Subject to Section X below, no holder of the Series D Convertible Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action.

IX. LIQUIDATION RIGHTS. The Series D Convertible Preferred Stock shall not bear any liquidation rights.

X. PROTECTION PROVISIONS So long as any Series D Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the unanimous approval of the holders: (a) alter or change the rights, preferences or privileges of the Series D Convertible Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to adversely affect the Series D Convertible Preferred Stock; (c) increase the authorized number of shares of Series D Convertible Preferred Stock; (f) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in any taxation with respect to the Series D Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof).

XI. MISCELLANEOUS

A. Lost or Stolen Certificates. Upon receipt by the Company of (x) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Series D Convertible Preferred Stock Certificate(s), the Company shall execute and deliver new Series D Convertible Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Company to convert such Series D Convertible Preferred Stock. Statements of Available Shares. Upon request, the Company shall deliver to the holder a written report notifying the holder of any occurrence which prohibits the Company from issuing common stock upon any such conversion. The report shall also specify (i) the total number of shares of common stock which are reserved for issuance upon conversion of the Series D Convertible Preferred Stock as of the date of the request, and (ii) the total number of shares of common stock which may thereafter be issued by the Company upon conversion of the Series D Convertible Preferred Stock before the Company would exceed the Reserved Amount. The Company shall, within five (5) days after delivery to the Company of a written request by any holder, provide all of the information enumerated in clauses (i) – (2) of this Section XI(B) and, at the request of a holder, make public disclosure thereof.

EXHIBIT C

CERTIFICATE OF DESIGNATION

OF

OZOP SURGICAL CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES E PREFERRED STOCK

I. DESIGNATION AND AMOUNT

There shall be a series of Preferred Stock designated as “Series E Preferred Stock,” and the number of shares constituting such series shall be 3000, par value $.001. Such series is referred to herein as the “Series E Preferred Stock”.

II. RANK

All shares of Series E Preferred Stock shall rank prior to all of the Corporation’s common stock, par value $.001 per share (the “Common Stock”), now or hereafter issued, as to distributions of assets upon dissolution or winding up of the Corporation, whether voluntary or involuntary. All shares of Series E Preferred Stock will rank subordinate and junior to all shares of Series E and B of Preferred Stock of the Corporation and pari passu with any of the Corporation’s preferred stock hereafter created as to distributions of assets upon dissolution or winding up of the Corporation, whether voluntary or involuntary.

III. DIVIDENDS.

The holders of the Preferred Stock shall not be entitled to receive dividends.

IV. VOTING RIGHTS.

No holder of the Series E Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Corporation for their vote, waiver, release or other action, except as may be otherwise expressly required by law.

V. OPTIONAL REDEMPTION BY THE CORPORATION.

(1) At any time, the Corporation may redeem for cash out of funds legally available therefor, any or all of the outstanding Preferred Stock (“Optional Redemption”) at $1000 (one thousand dollars) per share.

(2) Should the Corporation exercise the right of Optional Redemption it shall provide any holders of Preferred Stock with at least 30 days’ notice of any proposed optional redemption pursuant this Section V (an “Optional Redemption Notice”). Any optional redemption pursuant to this Section V shall be made ratably among holders in proportion to the Liquidation Value of Preferred Stock then outstanding and held by such holders. The Optional Redemption Notice shall state the Liquidation Value of Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the Corporation to the holders at the address of such holder appearing on the register of the Corporation for the Preferred Stock. Within seven (7) business days after the date of delivery of the Optional Redemption Notice, each holder shall provide the Corporation with instructions as to the account to which payments associated with such Optional Redemption should be deposited. On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (A) the Corporation will deliver the redemption amount via wire transfer to the account designated by the holders, and (B) the holders will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Upon the occurrence of the wire transfer (or, in the absence of a holder designating an account to which funds should be transferred, delivery of a certified or bank cashier’s check in the amount due such holder in connection with such Optional Redemption to the address of such holder appearing on the register of the Corporation for the Preferred Stock), that number of shares of Preferred Stock redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding.

VI. SECURITIES NOT REGISTERED

The shares of Series E Preferred Stock have not been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration. Therefore, each certificate for shares of Series E Preferred Stock and each preferred stock certificate issued upon the transfer of any such shares of Series E Preferred Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

VII. PREEMPTIVE RIGHTS

The Series E Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

VIII. SEVERABILITY OF PROVISIONS

Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.